Exhibit 12

STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES - REAL ESTATE TRUST ONLY

	For the Twelve Months Ended September 30,
(Dollars in thousands)	2005	2004	2003	2002	2001
FIXED CHARGES: (1)
Interest and debt expense	$49,439	$60,478	$50,862	$51,061	$51,203
Ground rent	—	—	—	—	—

Total fixed charges for ratio	$49,439	$60,478	$50,862	$51,061	$51,203

EARNINGS: (1)
Operating income (loss)	$(8,905)	$(24,371)	$(14,893)	$(19,548)	$(667)
Equity in earnings of unconsolidated entities	(8,246)	(7,788)	(7,248)	(8,811)	(7,169)
Distributions from unconsolidated entities	13,272	12,550	12,048	11,496	10,814
Capitalized interest	—	—	—	(287)	(569)

	(3,879)	(19,609)	(10,093)	(17,150)	2,409
Total fixed charges for ratio	49,439	60,478	50,862	51,061	51,203

Total earnings for ratio	$45,560	$40,869	$40,769	$33,911	$53,612

RATIO OF EARNINGS TO FIXED CHARGES	Less than 1	Less than 1	Less than 1	Less than 1	1.05 x

Excess (deficiency) of available earnings to fixed charges	$(3,879)	$(19,609)	$(10,093)	$(17,150)	$2,409

(1)	Includes Discontinued Real Estate Operations

STATEMENT RE COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES

	For the Twelve Months Ended September 30,
(Dollars in thousands)	2005	2004	2003	2002	2001
FIXED CHARGES: (1)
Real estate
Interest and debt expense	$49,439	$60,478	$50,862	$51,061	$51,203
Ground rent	—	—	—	—	—

Total fixed charges for ratio - real estate	49,439	60,478	50,862	51,061	51,203
Banking
Preference security dividend requirements of consolidated subsidiary	15,385	27,989	15,000	15,000	15,000
Interest expense	207,193	163,022	205,479	273,186	422,744

Total fixed charges for ratio - total company	$272,017	$251,489	$271,341	$339,247	$488,947

EARNINGS: (1)
Operating income - total company	$180,790	$206,844	$131,297	$84,034	$94,980
Equity in earnings of unconsolidated entities	(8,246)	(7,788)	(7,248)	(8,811)	(7,169)
Distributions from unconsolidated entities	13,272	12,550	12,048	11,496	10,814
Capitalized interest	—	—	—	(287)	(569)
Preference security dividend requirements of consolidated subsidiary	(15,385)	(27,989)	(15,000)	(15,000)	(15,000)

	170,431	183,617	121,097	71,432	83,056
Total fixed charges for ratio - total company	272,017	251,489	271,341	339,247	488,947

Total earnings for ratio	$442,448	$435,106	$392,438	$410,679	$572,003

RATIO OF EARNINGS TO FIXED CHARGES	1.63 x	1.73 x	1.45 x	1.21 x	1.17 x

Excess of available earnings over fixed charges	$170,431	$183,617	$121,097	$71,432	$83,056

(1)	Includes Discontinued Real Estate Operations